Exhibit 99.1

CVB Financial Corp.

701 North Haven Ave., Suite 350

Ontario, CA 91764

(909) 980-4030

Press Release For Immediate Release	Contact: Christopher D. Myers President and CEO (909) 980-4030

CVB Financial Corp. Announces New Share Repurchase Plan

Ontario, CA, November 1, 2018 – CVB Financial Corp. announced today that pursuant to the Company’s common stock repurchase program (the “Repurchase Program”), the Company has entered into a new Rule 10b5-1 repurchase plan (the “2018 10b5-1 Plan”) on November 1, 2018. Pursuant to the 2018 10b5-1 Plan, a maximum of 6,000,000 shares of the Company’s common stock may be repurchased by the Company beginning on November 1, 2018 until the 2018 10b5-1 Plan expires on October 31, 2019, unless completed sooner or the 2018 10b5-1 Plan is otherwise extended or terminated. On August 11, 2016, the Company’s Board authorized an increase to the Company’s Repurchase Program, originally announced on July 16, 2008, to a maximum of 10,000,000 shares of the Company’s common stock. The Company has repurchased 81,800 shares of its common stock since the date of the announced increase to the Repurchase Program. Accordingly, as of October 31, 2018, 9.9 million of the Company’s shares of common stock remain available for repurchase under the Repurchase Program.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is one of the 10 largest bank holding companies headquartered in California with approximately $11.5 billion in total assets. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services through 68 banking centers and 3 trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County, Ventura County, Santa Barbara County, and the Central Valley area of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF.” For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.